Exhibit 21

TREDEGAR CORPORATION
Virginia

Name of Subsidiary	Jurisdiction of Incorporation

AFBS, Inc.	Virginia
Apolo Tool & Die Manufacturing, Inc.	Canada
AUS Corporation	Virginia
Bon L Aluminum LLC	Virginia
Bon L Campo Limited Partnership	Texas
Bon L Canada Inc.	Canada
Bon L Holdings Corporation	Virginia
Bon L Manufacturing Company	Virginia
The William L. Bonnell Company, Inc.	Georgia
Capital Square Insurance Company	Vermont
El Campo GP, LLC	Virginia
Guangzhou Tredegar Film Products Limited	China
Idlewood Properties, Inc.	Virginia
Molecumetics Institute, Ltd.(1)	Virginia
Molecumetics, Ltd.	Virginia
PROMEA Engineering srl	Italy
TFP Italia S.r.l.	Italy
TFP Netherlands C.V.	Luxembourg
Tredegar Brazil Industria De Plasticos Ltda.	Brazil
Tredegar Consumer Designs, Inc.	Virginia
Tredegar Development Corporation	Virginia
Tredegar Europe S.a.r.l.	Switzerland
Tredegar Far East Corporation	Virginia
Tredegar Film Products, B.V.	Netherlands
Tredegar Film Products Company Shanghai, Limited	Shanghai
Tredegar Film Products Corporation	Virginia
Tredegar Film Products (Europe), Inc.	Virginia
Tredegar Film Products (Japan) Ltd.	Virginia
Tredegar Film Products Kft.	Hungary
Tredegar Film Products - Lake Zurich, LLC	Virginia
Tredegar Film Products (Latin America), Inc.	Virginia
Tredegar Film Products (U.S.) LLC	Virginia
Tredegar Films Development, Inc.	Virginia
Tredegar Films RS Converting, LLC	Virginia
Tredegar Investments Inc.	Virginia
Tredegar Investments II, Inc.	Virginia
Tredegar Performance Films Inc.	Virginia
Tredegar Reserves, Inc.	Virginia

(1)	This company is a wholly-owned subsidiary of Molecumetics, Ltd., of which the Company owns 90.5% of the outstanding common stock.